Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES SEPTEMBER SALES RESULTS

- Updates Earnings Guidance -

HUDSON, OH – October 5, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that September net sales were $167.3 million versus $165.2 million in the same period last year. September same-store sales were flat versus a same-store sales increase of 3.3% last year.

Through the first nine weeks of the third quarter, net sales were $287.8 million versus $288.0 million for the same period last year. Same-store sales decreased 1.3% for the nine weeks quarter-to-date versus a same-store sales increase of 6.0% for the same period last year.

Sales for the first nine weeks of the third quarter were challenged by a reduced level of customer traffic throughout the chain, compounded by the effects of the hurricane activity that impacted the Southeastern United States. Due to a 60th anniversary promotion in August 2003 that was not repeated this year, as well as shifts in the third quarter promotional calendar, the Company spent approximately 20% less on advertising in this period versus the prior year. Traffic in same-stores decreased 5% during this period, partially offset by an increase in average ticket.

The Company believes traffic patterns should improve for the period from October through December, as advertising spending levels are planned equal to or greater than the advertising in the prior year.

Year-to-date net sales increased 4.1% to $1.064 billion from $1.022 billion in the prior year. Same-store sales increased 3.2% year-to-date versus a 3.4% same-store sales increase for the year-to-date period last year.

Fiscal 2005 Second-Half Outlook

As a result of the sales performance in September, the Company is adjusting its guidance for the third quarter ended October 30, 2004. The Company anticipates earnings per share for the third quarter of $0.30 to $0.35, versus $0.47 to $0.52. Earnings per share guidance for fiscal 2005 is now expected to range from $2.05 to $2.15 per share, versus $2.25 to $2.30.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 754 Jo-Ann Fabrics and Crafts traditional stores and 107 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.